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                                                                    Exhibit 15.2


The Board of Directors and Shareholders
DATATRAK International, Inc.

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-16061 and 333-26251) pertaining to the Collaborative Clinical Research, Inc. Amended and Restated 1992 Share Incentive Plan, Collaborative Clinical Research, Inc. Amended and Restated 1994 Directors' Share Option Plan, Collaborative Clinical Research, Inc. Amended and Restated 1996 Outside Directors Stock Option Plan and the Collaborative Clinical Research, Inc. Amended and Restated 1996 Key Employees and Consultants Stock Option Plan and the DATATRAK International, Inc. Retirement Savings Plan of our reports dated April 20, 2000 and July 19, 2000 relating to the unaudited condensed consolidated interim financial statements of DATATRAK International, Inc. (formerly, Collaborative Clinical Research, Inc.) and subsidiaries that are included in its Forms 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

                              /s/ Ernst & Young LLP

Cleveland, Ohio
July 19, 2000